Exhibit 99.1

Paramount Announces Second Quarter 2019 Results

– Leases over 1,049,000 square feet through June –

– Raises Guidance for Full Year 2019 –

NEW YORK – July 31, 2019 – Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 today and reported results for the second quarter ended June 30, 2019.

Second Quarter Highlights:

•

Reported net income attributable to common stockholders of $2.5 million, or $0.01 per diluted share, for the quarter ended June 30, 2019, compared to a net loss of $34.8 million, or $0.14 per diluted share, for the quarter ended June 30, 2018.

•

Reported Core Funds from Operations (“Core FFO”) attributable to common stockholders of $53.2 million, or $0.23 per diluted share, for the quarter ended June 30, 2019, compared to $57.9 million, or $0.24 per diluted share, for the quarter ended June 30, 2018.

•	Reported an 8.3% increase in Same Store Cash Net Operating Income (“NOI”) and a 0.6% increase in Same Store NOI in the quarter ended June 30, 2019, compared to the same period in the prior year.

•	Updated its full year 2019 Earnings Guidance as follows:

•

Estimated net income attributable to common stockholders is expected to be between $0.03 and $0.07 per diluted share, compared to its prior estimate of net income attributable to common stockholders of $0.01 to $0.05 per diluted share, up $0.02 per diluted share from the midpoint of the Company’s prior estimate.

•

Estimated Core FFO attributable to common stockholders is expected to be between $0.93 and $0.97 per diluted share, compared to its prior estimate of $0.90 to $0.94 per diluted share, up $0.03 per diluted share from the midpoint of the Company’s prior guidance.

•

Leased 696,497 square feet, of which the Company’s share was 497,300 square feet that was leased at a weighted average initial rent of $89.38 per square foot. Of the square footage leased, 488,092 square feet represented second generation space, for which the Company achieved a positive mark-to-market of 25.0% on a cash basis and 21.6% on a GAAP basis.

•	Increased leased occupancy and same store leased occupancy by 70 basis points to 96.7% at June 30, 2019 from 96.0% at March 31, 2019.

•

Entered into an agreement to acquire 55 Second Street, a 387,000 square foot office building located in San Francisco, California for approximately $408 million. The transaction, which is subject to customary closing conditions, is expected to close at the end of the third quarter of 2019 and the Company intends to bring in a joint venture partner prior to closing.

•

Repurchased 889,549 common shares for an aggregate price of $12.2 million, or a weighted average price of $13.68 per share, including 474,500 shares that were repurchased during the quarter ended June 30, 2019.

•	Declared a second quarter cash dividend of $0.10 per common share on June 14, 2019, which was paid on July 15, 2019.

Financial Results

Quarter Ended June 30, 2019

Net income attributable to common stockholders was $2.5 million, or $0.01 per diluted share, for the quarter ended June 30, 2019, compared to a net loss of $34.8 million, or $0.14 per diluted share, for the quarter ended June 30, 2018. Net loss attributable to common stockholders for the quarter ended June 30, 2018, included a $41.6 million, or $0.17 per diluted share, real estate impairment loss.

Funds from Operations (“FFO”) attributable to common stockholders was $54.2 million, or $0.23 per diluted share, for the quarter ended June 30, 2019, compared to $58.9 million, or $0.25 per diluted share, for the quarter ended June 30, 2018. FFO attributable to common stockholders for the quarters ended June 30, 2019 and 2018 includes the impact of non-core items, which are listed in the table on page 9. The aggregate of these items, net of amounts attributable to noncontrolling interests, increased FFO attributable to common stockholders for the quarter ended June 30, 2019 and 2018 by $1.0 million, or $0.00 and $0.01 per diluted share, respectively.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 9, was $53.2 million, or $0.23 per diluted share, for the quarter ended June 30, 2019, compared to $57.9 million, or $0.24 per diluted share, for the quarter ended June 30, 2018.

Six Months Ended June 30, 2019

Net income attributable to common stockholders was $6.2 million, or $0.03 per diluted share, for the six months ended June 30, 2019, compared to a net loss of $33.7 million, or $0.14 per diluted share, for the six months ended June 30, 2018. Net loss attributable to common stockholders for the six months ended June 30, 2018, included a $41.6 million, or $0.17 per diluted share, real estate impairment loss.

FFO attributable to common stockholders was $109.4 million, or $0.47 per diluted share, for the six months ended June 30, 2019, compared to $112.6 million, or $0.47 per diluted share, for the six months ended June 30, 2018. FFO attributable to common stockholders for the six months ended June 30, 2019 and 2018 includes the impact of non-core items, which are listed in the table on page 9. The aggregate of these items, net of amounts attributable to noncontrolling interests, decreased FFO attributable to common stockholders for the six months ended June 30, 2019 and 2018 by $1.0 million and $0.3 million, respectively, or $0.00 per diluted share.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 9, was $110.4 million, or $0.47 per diluted share, for the six months ended June 30, 2019, compared to $112.9 million, or $0.47 per diluted share, for the six months ended June 30, 2018.

Portfolio Operations

Quarter Ended June 30, 2019

Same Store Cash NOI increased by $7.0 million, or 8.3%, to $91.0 million for the quarter ended June 30, 2019 from $84.0 million for the quarter ended June 30, 2018. Same Store NOI increased by $0.6 million, or 0.6%, to $102.0 million for the quarter ended June 30, 2019 from $101.4 million for the quarter ended June 30, 2018.

During the quarter ended June 30, 2019, the Company leased 696,497 square feet, of which the Company’s share was 497,300 square feet that was leased at a weighted average initial rent of $89.38 per square foot. This leasing activity, partially offset by lease expirations in the quarter, increased leased occupancy and same store leased occupancy (properties owned by the Company in both reporting periods) by 70 basis points to 96.7% at June 30, 2019, from 96.0% at March 31, 2019. Of the 696,497 square feet leased in the second quarter, 488,092 square feet represented second generation space (space that had been vacant for less than twelve months) for which the Company achieved a positive mark-to-market of 25.0% on a cash basis and 21.6% on a GAAP basis. The weighted average lease term for leases signed during the second quarter was 8.6 years and weighted average tenant improvements and leasing commissions on these leases were $10.85 per square foot per annum, or 12.1% of initial rent.

Six Months Ended June 30, 2019

Same Store Cash NOI increased by $16.1 million, or 9.8%, to $181.3 million for the six months ended June 30, 2019 from $165.2 million for the six months ended June 30, 2018. Same Store NOI increased by $7.2 million, or 3.6%, to $204.1 million for the six months ended June 30, 2019 from $196.9 million for the six months ended June 30, 2018.

During the six months ended June 30, 2019, the Company leased 1,049,759 square feet, of which the Company’s share was 745,188 square feet that was leased at a weighted average initial rent of $92.03 per square foot. This leasing activity, partially offset by lease expirations in the six months and the acquisition of 111 Sutter Street in February 2019, a 70.3% leased asset, increased leased occupancy by 30 basis points to 96.7% at June 30, 2019, from 96.4% at December 31, 2018. Same store leased occupancy (properties owned by the Company in both reporting periods), which excludes the impact of 111 Sutter Street, increased by 70 basis points to 97.1% at June 30, 2019 from 96.4% at December 31, 2018. Of the 1,049,759 square feet leased in the six months, 668,254 square feet represented second generation space (space that had been vacant for less than twelve months) for which the Company achieved a positive mark-to-market of 18.5% on a cash basis and 19.0% on a GAAP basis. The weighted average lease term for leases signed during the six months was 9.5 years and weighted average tenant improvements and leasing commissions on these leases were $10.56 per square foot per annum, or 11.5% of initial rent.

Guidance

The Company is updating its Estimated Core FFO Guidance for the full year of 2019, which is reconciled below to estimated net income attributable to common stockholders per diluted share in accordance with GAAP. The Company estimates that net income attributable to common stockholders will be between $0.03 and $0.07 per diluted share, compared to its prior estimate of net income attributable to common stockholders of $0.01 to $0.05 per diluted share, up $0.02 per diluted share from the midpoint of the Company’s prior estimate, resulting primarily from better than expected portfolio operations. The estimated net income attributable to common stockholders per diluted share is not a projection and is being provided solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

Based on the Company’s performance for the six months ended June 30, 2019 and its outlook for the remainder of 2019, the Company is raising its Estimated 2019 Core FFO Guidance to be between $0.93 and $0.97 per diluted share, compared to its prior estimate of $0.90 to $0.94 per diluted share. This represents an increase of $0.03 per diluted share at the midpoint of the Company’s guidance resulting primarily from (i) $0.02 per diluted share from better than expected portfolio operations, and (ii) $0.01 per diluted share from the acquisition of a joint venture interest in 55 Second Street, which is expected to close at the end of the third quarter.

	Full Year 2019
(Amounts per diluted share)	Low	High
Estimated net income attributable to common stockholders	$0.03	$0.07
Pro rata share of real estate depreciation and amortization, including the Company’s share of unconsolidated joint ventures	0.90	0.90

Estimated Core FFO	$0.93	$0.97

Except as described above, these estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise to be referenced during the conference call referred to on page 6. These estimates do not include the impact on operating results from possible future property acquisitions or dispositions, capital markets activity or realized and unrealized gains or losses on real estate fund investments. The estimates set forth above may be subject to fluctuations as a result of several factors, including straight-line rent adjustments and the amortization of above and below-market leases. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, regulatory changes, including changes to tax laws and regulations, and other risks and uncertainties detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. The Company does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

FFO is a supplemental measure of our performance. We present FFO in accordance with the definition adopted by the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines FFO as net income or loss, calculated in accordance with GAAP, adjusted to exclude depreciation and amortization from real estate assets, impairment losses on certain real estate assets and gains or losses from the sale of certain real estate assets or from change in control of certain real estate assets, including our share of such adjustments of unconsolidated joint ventures. FFO is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate companies because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. In addition, we present Core FFO as an alternative measure of our operating performance, which adjusts FFO for certain other items that we believe enhance the comparability of our FFO across periods. Core FFO, when applicable, excludes the impact of certain items, including, transaction related costs, realized and unrealized gains or losses on real estate fund investments, unrealized gains or losses on interest rate swaps, severance costs and gains or losses on early extinguishment of debt, in order to reflect the Core FFO of our real estate portfolio and operations. In future periods, we may also exclude other items from Core FFO that we believe may help investors compare our results.

FFO and Core FFO are presented as supplemental financial measures and do not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO and Core FFO or use other definitions of FFO and Core FFO and, accordingly, our presentation of these measures may not be comparable to other real estate companies. Neither FFO nor Core FFO is intended to be a measure of cash flow or liquidity. Please refer to our financial statements, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations and cash flows.

NOI is used to measure the operating performance of our properties. NOI consists of rental revenue (which includes property rentals, tenant reimbursements and lease termination income) and certain other property-related revenue less operating expenses (which includes property-related expenses such as cleaning, security, repairs and maintenance, utilities, property administration and real estate taxes). We also present Cash NOI which deducts from NOI, straight-line rent adjustments and the amortization of above and below-market leases, including our share of such adjustments of unconsolidated joint ventures. In addition, we present PGRE’s share of NOI and Cash NOI which represents our share of NOI and Cash NOI of consolidated and unconsolidated joint ventures, based on our percentage ownership in the underlying assets. We use NOI and Cash NOI internally as performance measures and believe they provide useful information to investors regarding our financial condition and results of operations because they reflect only those income and expense items that are incurred at property level.

Same Store NOI is used to measure the operating performance of properties that were owned by us in a similar manner during both the current period and prior reporting periods and represents Same Store NOI from consolidated and unconsolidated joint ventures based on our percentage ownership in the underlying assets. Same Store NOI also excludes lease termination income, impairment of receivables arising from operating leases and certain other items that may vary from period to period. We also present Same Store Cash NOI, which excludes the effect of non-cash items such as the straight-line rent adjustments and the amortization of above and below-market leases.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in this press release and in our Supplemental Information for the quarter ended June 30, 2019, which is available on our website.

Investor Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, August 1, 2019 at 10:00 a.m. Eastern Time (ET), during which management will discuss the second quarter results and provide commentary on business performance. A question and answer session with analysts and investors will follow the prepared remarks.

The conference call can be accessed by dialing 877-407-0789 (domestic) or 201-689-8562 (international). An audio replay of the conference call will be available from 1:00 p.m. ET on August 1, 2019 through August 8, 2019 and can be accessed by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13692461.

A live audio webcast of the conference call will be available through the “Investors” section of the Company’s website, www.paramount-group.com. A replay of the webcast will be archived on the Company’s website.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City, San Francisco, and Washington, D.C. Paramount is focused on maximizing the value of its portfolio by leveraging the sought-after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Wilbur Paes Executive Vice President, Chief Financial Officer 212-237-3122 ir@paramount-group.com	Robert Simone Director, Business Development & Investor Relations 212-237-3138 ir@paramount-group.com

Media:

212-492-2285

pr@paramount-group.com

Paramount Group, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	June 30, 2019	December 31, 2018
Assets:
Real estate, at cost
Land	$2,065,206	$2,065,206
Buildings and improvements	6,084,684	6,036,445

	8,149,890	8,101,651
Accumulated depreciation and amortization	(735,124)	(644,639)

Real estate, net	7,414,766	7,457,012
Cash and cash equivalents	283,485	339,653
Restricted cash	22,894	25,756
Investments in unconsolidated joint ventures	137,734	78,863
Investments in unconsolidated real estate funds	8,263	10,352
Preferred equity investments	—	36,042
Accounts and other receivables, net	19,695	20,076
Due from affiliates	170,000	—
Deferred rent receivable	289,565	267,456
Deferred charges, net	130,550	117,858
Intangible assets, net	239,326	270,445
Other assets	137,597	132,465

Total assets	$8,853,875	$8,755,978

Liabilities:
Notes and mortgages payable, net	$3,571,233	$3,566,917
Revolving credit facility	170,000	—
Accounts payable and accrued expenses	124,460	124,334
Dividends and distributions payable	25,953	25,902
Intangible liabilities, net	84,531	95,991
Other liabilities	64,309	51,170

Total liabilities	4,040,486	3,864,314

Equity:
Paramount Group, Inc. equity	3,950,070	4,000,800
Noncontrolling interests in:
Consolidated joint ventures	365,278	394,995
Consolidated real estate fund	81,949	66,887
Operating Partnership	416,092	428,982

Total equity	4,813,389	4,891,664

Total liabilities and equity	$8,853,875	$8,755,978

Paramount Group, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues:
Rental revenue	181,140	182,722	363,756	360,401
Fee and other income	7,443	8,697	16,619	15,289

Total revenues	188,583	191,419	380,375	375,690

Expenses:
Operating	67,572	67,646	135,953	136,624
Depreciation and amortization	62,625	64,775	125,714	129,931
General and administrative	17,695	17,195	35,138	29,826
Transaction related costs	182	293	918	413

Total expenses	148,074	149,909	297,723	296,794

Other income (expense):
(Loss) income from unconsolidated joint ventures	(456)	2,521	(1,483)	2,459
Income (loss) from unconsolidated real estate funds	19	(14)	65	(80)
Interest and other income, net	2,583	2,094	6,483	4,110
Interest and debt expense	(37,213)	(36,809)	(74,137)	(72,891)
Real estate impairment loss	—	(46,000)	—	(46,000)

Net income (loss) before income taxes	5,442	(36,698)	13,580	(33,506)
Income tax (expense) benefit	(268)	120	(1,406)	(357)

Net income (loss)	5,174	(36,578)	12,174	(33,863)
Less net (income) loss attributable to noncontrolling interests in:
Consolidated joint ventures	(2,408)	(1,752)	(5,202)	(2,807)
Consolidated real estate fund	(53)	(152)	(147)	(582)
Operating Partnership	(258)	3,666	(661)	3,550

Net income (loss) attributable to common stockholders	$2,455	$(34,816)	$6,164	$(33,702)

Per share:
Basic	$0.01	$(0.14)	$0.03	$(0.14)

Diluted	$0.01	$(0.14)	$0.03	$(0.14)

Weighted average common shares outstanding:
Basic	234,329,904	240,336,485	233,877,117	240,324,183

Diluted	234,355,864	240,336,485	233,908,236	240,324,183

Paramount Group, Inc.

Reconciliation of Net Income (Loss) to FFO and Core FFO

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Reconciliation of Net Income (Loss) to FFO and Core FFO:
Net income (loss)	$5,174	$(36,578)	$12,174	$(33,863)
Real estate depreciation and amortization (including our share of unconsolidated joint ventures)	66,069	66,711	132,134	133,871
Real estate impairment loss	—	46,000	—	46,000

FFO	71,243	76,133	144,308	146,008
Less FFO attributable to noncontrolling interests in:
Consolidated joint ventures	(11,277)	(10,840)	(23,025)	(21,047)
Consolidated real estate fund	(53)	(152)	(147)	(582)

FFO attributable to Paramount Group Operating Partnership	59,913	65,141	121,136	124,379
Less FFO attributable to noncontrolling interests in in Operating Partnership	(5,705)	(6,206)	(11,703)	(11,791)

FFO attributable to common stockholders	$54,208	$58,935	$109,433	$112,588

Per diluted share	$0.23	$0.25	$0.47	$0.47

FFO	$71,243	$76,133	$144,308	$146,008
Non-core items:
Our share of distributions from 712 Fifth Avenue in excess of earnings	(1,331)	(1,512)	(61)	(317)
Other, net	260	367	1,083	618

Core FFO	70,172	74,988	145,330	146,309
Less Core FFO attributable to noncontrolling interests in:
Consolidated joint ventures	(11,277)	(10,840)	(23,025)	(21,047)
Consolidated real estate fund	(53)	(152)	(147)	(582)

Core FFO attributable to Paramount Group Operating Partnership	58,842	63,996	122,158	124,680
Less Core FFO attributable to noncontrolling interests in Operating Partnership	(5,603)	(6,097)	(11,806)	(11,818)

Core FFO attributable to common stockholders	$53,239	$57,899	$110,352	$112,862

Per diluted share	$0.23	$0.24	$0.47	$0.47

Reconciliation of weighted average shares outstanding:
Weighted average shares outstanding	234,329,904	240,336,485	233,877,117	240,324,183
Effect of dilutive securities	25,960	17,229	31,119	20,525

Denominator for FFO and Core FFO per diluted share	234,355,864	240,353,714	233,908,236	240,344,708

Paramount Group, Inc.

Reconciliation of Net Income (Loss)

to Same Store NOI and Same Store Cash NOI

(Unaudited and in thousands)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Reconciliation of Net Income (Loss) to Same Store NOI and Same Store Cash NOI:
Net income (loss)	$5,174	$(36,578)	$12,174	$(33,863)
Add (subtract) adjustments to arrive at NOI and Cash NOI:
Depreciation and amortization	62,625	64,775	125,714	129,931
General and administrative	17,695	17,195	35,138	29,826
Interest and debt expense	37,213	36,809	74,137	72,891
Income tax (benefit) expense	268	(120)	1,406	357
NOI from unconsolidated joint ventures	4,185	4,569	9,596	9,309
Fee income	(4,213)	(5,409)	(10,212)	(8,874)
Interest and other income, net	(2,583)	(2,094)	(6,483)	(4,110)
Real estate impairment loss	—	46,000	—	46,000
Other, net	619	(2,214)	2,336	(1,966)

NOI	120,983	122,933	243,806	239,501
Less NOI attributable to noncontrolling interests in:
Consolidated joint ventures	(17,839)	(16,674)	(35,748)	(32,688)
Consolidated real estate fund	(6)	(13)	23	13

PGRE’s share of NOI	103,138	106,246	208,081	206,826
Acquisitions	(1,213)	—	(1,913)	—
Dispositions	—	(4,925)	—	(9,824)
Lease termination income (including our share of unconsolidated joint ventures)	—	(54)	(2,346)	(244)
Other, net	91	174	276	174

PGRE’s share of Same Store NOI	$102,016	$101,441	$204,098	$196,932

NOI	$120,983	$122,933	$243,806	$239,501
Less:
Straight-line rent adjustments (including our share of unconsolidated joint ventures)	(10,857)	(16,853)	(22,635)	(30,050)
Amortization of above and below-market leases, net (including our share of unconsolidated joint ventures)	(2,725)	(4,141)	(5,945)	(8,398)

Cash NOI	107,401	101,939	215,226	201,053
Less Cash NOI attributable to noncontrolling interests in:
Consolidated joint ventures	(15,583)	(13,438)	(30,368)	(26,631)
Consolidated real estate fund	(6)	(13)	23	13

PGRE’s share of Cash NOI	91,812	88,488	184,881	174,435
Acquisitions	(951)	—	(1,511)	—
Dispositions	—	(4,613)	—	(9,205)
Lease termination income (including our share of unconsolidated joint ventures)	—	(54)	(2,346)	(244)
Other, net	91	174	276	174

PGRE’s share of Same Store Cash NOI	$90,952	$83,995	$181,300	$165,160